Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXPO EVENT HOLDCO, INC.

Pursuant to Section 242 of

the Delaware General Corporation Law

Expo Event Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2013, as amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 13, 2013, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 27, 2014 (collectively, the “Certificate of Incorporation”).

Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Emerald Expositions Events, Inc.

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and was duly adopted and approved by written consent of the Board of Directors of the Corporation.

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 29th day of March, 2017.

By	/s/ David Gosling
Name:	David Gosling
Title:	Senior Vice President, General Counsel and Secretary